CURRENT REPORT FOR ISSUERS SUBJECT TO THE
1934 ACT REPORTING REQUIREMENTS

FORM 8-K

UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
Washington, D.C.  20549

CURRENT REPORT

Pursuant to Section 13 or 15(d) of the Securities Exchange Act of 1934.

Date of Event: November 3, 2008
(date of earliest event reported)

NEXIA HOLDINGS, INC.
(Exact name of registrant as specified in its charter)

Nevada
(State or other jurisdiction of incorporation or organization)

033-22128D	84-1062062
(Commission File Number)	(IRS Employer Identification Number)

59 West 100 South, Suite 200, Salt Lake City, Utah 84101
(Address of principal executive offices)

(801) 575-8073
(Registrant's telephone number, including area code)

ITEM 1.01	ENTRY INTO A MATERIAL DEFINITIVE AGREEMENT

On November 3, 2008, Wasatch Capital Corporation, a subsidiary of Nexia Holdings, Inc., entered into a Real Estate Purchase Contract with Bandaloops, LLC to sell its ownership interest in the Wallace/Bennett Buildings located at 59 West 100 South, Salt Lake City, Utah.  The sale is for a total sales price of $2,150,000 which shall be satisfied under the following terms:  Wasatch will finance $1,145,000 in an All Inclusive Trust Deed and Note that mirrors the two existing mortgages on the property, a 10-year note in the amount of $105,000 and interest of 5% will be secured in the property, Wasatch will retain the right to occupy all areas of the building except the first floor for the first year at a rent of $123,648 paid at the closing and hold an option to rent space for two additional years at a rent of $8.00 per square foot triple net.  Vasilios Priskos will personally guarantee the promissory note to Wasatch.  Wasatch will participate in any future sale of the property if the property is sold for a premium over its purchase price.  Wasatch will be entitled to a premium on the $105,000 promissory note in the same percentage as the new sales price exceeds the current sales price, 50% increase in price will result in a 50% premium on the note.  Closing on the sale is expected to take place on or before November 7, 2008.

ITEM 9.01	Financial Statements and Exhibits
The following exhibits are included as part of this report:

Exhibit No.	Page No.	Description

10	3	Real Estate Purchase Contract and Addendum No. 1 between Bandaloops, LLC and Wasatch Capital Corporation dated October 29, 2008 and signed November 3, 2008.

SIGNATURES

Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

Dated this 6th day of November, 2008.

Nexia Holdings, Inc.

/s/ Richard Surber
Richard Surber, President